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                                                                    Exhibit 99.1
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PMI Announces Sale of 2.50% Senior Convertible Debentures due 2021

     San Francisco, California, July 10, 2001, -- The PMI Group, Inc. (NYSE:
PMI) announced today that it has agreed to sell 2.50% Senior Convertible Debentures due 2021 in a private offering resulting in gross proceeds of approximately $300 million. The Company has also granted the initial purchasers an overallotment option to purchase up to an additional $60 million aggregate principal amount of debentures. The Company stated that it intends to use the net proceeds of the offering for repayment or retirement of existing indebtedness and for general corporate purposes. The debentures will be convertible during quarterly conversion periods into shares of the Company's common stock initially at a conversion price of $88.31 if the sale price of its common stock exceeds 120% of the conversion price on specified dates, or in certain other circumstances. At the initial conversion price, each $1,000 principal amount of debentures will be convertible into 11.324 shares of the Company's common stock. The initial conversion price represents a 32% premium over the last reported sale price of the Company's common stock on July 10, 2001, which was $66.90 per share.

     The debentures will be redeemable at the Company's option beginning on July 15, 2006, and the holders may require the Company to repurchase the debentures on July 15, 2004, 2006, 2008, 2011 or 2016, and in certain other circumstances.

     The debentures will bear interest at a rate of 2.50% per annum. The debentures will pay additional contingent interest in specified circumstances.

     The PMI Group, Inc. is headquartered in San Francisco. Through its subsidiaries, PMI is one of the largest private mortgage insurers in the United States, Australia, New Zealand and the European Union as well as the largest mortgage guaranty reinsurer in Hong Kong. PMI is a leader in mortgage risk management technology providing various products and services for the home mortgage finance industry as well as title insurance.

     The offering is being made only to qualified institutional buyers.
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     The securities to be offered have not been registered under the Securities
Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

     This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Cautionary Statement: The Company's statements in this press release that are not historical facts, and that relate to future plans or events, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include PMI's intention to consummate the sale of the debentures and its intended use of proceeds. The closing of the sale of the debentures is subject to customary conditions. There can be no assurance that PMI will complete the sale of the debentures. In addition, PMI's business is subject to the risks described in the Company's filings with the Securities and Exchange Commission.